Exhibit 12


                            DARDEN RESTAURANTS, INC.
         COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)
                                   (Unaudited)

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

                                                                    Quarter Ended              Six Months Ended
 --------------------------------------------------------------------------------------------------------------------
                                                             November 28,  November 23,   November 28, November 23,
                                                                 2004          2003           2004         2003
 --------------------------------------------------------------------------------------------------------------------
                                                                           (as restated)               (as restated)
 Consolidated earnings from operations
    before income taxes.....................................     $ 63,368       $ 44,688     $ 171,454    $ 146,665
 Plus fixed charges:
    Gross interest expense..................................       11,904         11,885        23,858       23,789
    40% of restaurant and equipment minimum
      rent expense..........................................        6,170          5,681        12,159       10,969
                                                                 --------       --------     ---------    ---------
        Total fixed charges.................................       18,074         17,566        36,017       34,758
 Less capitalized interest..................................         (723)        (1,043)      (1,626)       (2,109)
                                                                 --------       --------     ---------    ---------

 Consolidated earnings from operations
    before income taxes available to cover
     fixed charges..........................................     $ 80,719       $ 61,211     $ 205,845    $ 179,314
                                                                 ========       ========     =========    =========

 Ratio of consolidated earnings to fixed
    charges.................................................         4.47           3.48          5.72         5.16
                                                                 ========       ========     =========    =========
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